BOARD OF DIRECTORS' RESOLUTION
                       Salient Cybertech, Inc.

The resolution that follows below was duly adopted by the directors who RESOLVED, that the following be approved:

The creation of a "Class III" Board of Director seat to expire at the Shareholder's Meeting in the year 2002 , the naming of Todd Finch to that seat on the Board of Directors and the amendment of the By laws of Salient Cybertech, Inc. adding the following to the last sentence of Article II part 2 Quorum and Action : "... and in case of an equality of votes the Chairman shall be entitled to cast a tie breaking vote."

        The undersigned, Larry Provost, certifies that I am the duly appointed Secretary of Salient Cybertech, Inc. Corporation and that the above is a true and correct copy of a resolution duly adopted on October 20, 1999 by the directors thereof, in accordance with law and the Bylaws of said Corporation.

        IN WITNESS THEREOF, I have affixed my name as Secretary of  Salient
Cybertech,  Inc.  Corporation  and  have  attached  the  seal  of   Salient
Cybertech, Inc. Corporation to this resolution.

Dated: October 20. 1999

/s/Larry Provost
__________________
Secretary


(SEAL)

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